BOE Financial Services of Virginia, Inc. Reports 15.6% Increase in 1st Quarter Earnings

Tappahannock, VA, April 16, 2004/PR Newswire/ BOE Financial Services of Virginia, Inc. (NASDAQ SmallCap Market: BSXT), parent company of its’ wholly-owned subsidiary Bank of Essex, announced the results of operations for the first quarter of 2004. Net income for the first quarter of 2004 was $621,000, a 15.6%, or $84,000 increase over 2003 first quarter income of $537,000. Basic earnings per common share increased from $0.46 in the first quarter of 2003 to $0.52 in the first quarter of 2004. Tangible book value per common share increased from $17.67 at March 31, 2003 to $19.44 per common share at March 31, 2004.

The increase in earnings was primarily attributable to an increase of 13.4%, or $263,000 in net interest income after provision for loan losses. Net interest income after provision for loan losses of $2,220,000 in the first quarter of 2004 compared to net interest income after provision for loan losses of $1,957,000 for the same period in 2003.

Also contributing to the increase in net income for the first quarter of 2004 compared to the same period in 2003 was a $69,000 increase in noninterest income. Noninterest income was $356,000 in the first quarter of 2004 compared to $287,000 for the same period in 2003. This is an increase of 24.0%.

Increases to net income were offset by an increase of 9.9%, or $157,000 in noninterest expenses, an $84,000 increase in income tax expenses and a $7,000 decrease in security gains.

Bank of Essex, based in Tappahannock, has six banking offices located in Essex, King William, Hanover and Henrico counties, and the Town of West Point. Contact: Bruce E. Thomas, Senior Vice President/Chief Financial Officer 804-443-4343.

BOE Financial Services of Virginia, Inc.

(Dollar amounts in thousands, except per share data)

Balance Sheet			Percent
ASSETS	3/31/2004	3/31/2003	Change
Cash and due	$9,910	$8,228	20.4%
Federal funds sold	5,957	—
Securities Available-for-Sale	51,092	44,259	15.4%
Equity Securities, restricted, at cost	937	1,080
Loans held for sale	192	470	-59.1%
Loans, net of unearned income	158,156	166,354	-4.9%
LESS: Allowance for loan losses	(2,019)	(2,191)	-7.9%

Loans, net	156,137	164,163	-4.9%
Bank premises and equipment, net	6,481	6,763	-4.2%
Accrued interest receivable	1,183	1,296	-8.7%
Intangible assets	870	996	-12.7%
Other assets	1,984	1,751	13.3%

Total assets	$234,743	$229,006	2.5%

LIABILITIES
Deposits
Non-interest bearing	$24,759	$18,874	31.2%
Interest bearing	180,532	181,715	-0.7%

Total Deposits	205,291	200,589
Federal funds purchased	—	689
Federal Home Loan Bank advances	—	4,000

Accrued interest payable	314	417
Other liabilities	1,241	1,368	-9.3%
Trust preferred capital notes	4,000	—

Total liabilities	210,846	207,063	1.8%

Minority interest in consolidated subsidiaries	—	—
EQUITY CAPITAL
Common stock	5,923	5,891	0.5%
Surplus	5,021	4,934	1.8%
Retained earnings	11,314	9,488	19.2%
Accumulated other comprehensive income	1,639	1,630	0.6%

Total equity capital	23,897	21,943	8.9%

Total liabilities, minority interest, and equity capital	$234,743	$229,006	2.5%

	For the	For the
	quarter ended	quarter ended	Percent
Income Statement	3/31/2004	3/31/2003	Change
Interest income	$3,182	$3,325	-4.3%
Interest expense	887	1,118	-20.7%

Net interest income	2,295	2,207	4.0%
Provision for loan losses	75	250	-70.0%

Net interest income after provision for loan losses	2,220	1,957	13.4%

Noninterest income	356	287	24.0%
Securities (gains)/losses	10	17
Noninterest expense	1,737	1,580	9.9%
Income taxes	228	144	58.3%

Net income	$621	$537	15.6%

Earnings per share, basic	$0.52	$0.46	13.0%
Earnings per share, fully diluted	$0.52	$0.45	15.6%
Tangible book value per share	$19.44	$17.67	10.0%